As filed with the Securities and Exchange Commission on July 22, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sky-mobi Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10/F, Building B, United Mansion

No. 2, Zijinhua Road, Hangzhou

Zhejiang 310013

People’s Republic of China.

(86-571) 8777-0978

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2010 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl Yeung

Chief Financial Officer

10/F, Building B, United Mansion

No. 2, Zijinhua Road, Hangzhou, Zhejiang 310013

People’s Republic of China.

(86-571) 8777-0978

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Shares, $0.00005 par value per share(2)	11,169,000 shares(3)	$0.26(3)	$2,903,940	$338
	3,831,000 shares(4)	$1.14(4)	$4,367,340	$508
Total	15,000,000 shares(5)	—	—	$846

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	These shares may be represented by the Registrant’s ADSs, each of which represents eight common shares. The Registrant’s ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (333-170849).
(3)	Represents common shares issuable upon exercise of options granted under the 2010 Share Incentive Plan (the “Plan”). Pursuant to Rule 457(h)(1), the proposed maximum offering price per share for such shares is the weighted average exercise price per share.
(4)	Represents common shares reserved for future grants under the 2010 Share Incentive Plan. Pursuant to Rule 457(c) and Rule 457(h)(1), the proposed maximum offering price per share for such shares are based on the average of the high and low prices for the Registrant’s American Depositary Shares (each representing eight common shares), or ADS, as quoted on the Nasdaq Global Market on July 19, 2011.
(5)	Any common shares covered by an award granted under the Plan (or portion of an award) which terminates, expires, or lapses for any reason shall be deemed not to have been issued for purposes of determining the maximum aggregate number of common shares which may be issued under 2010 Share Incentive Plan.

Exh. 5.1	Opinion of Conyers Dill & Pearman.
Exh. 10.1	Sky-mobi Limited’s 2010 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (file no. 333-170707) filed with the Securities and Exchange Commission) on November 26, 2010.
Exh. 23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.
Exh. 23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
Exh. 24.1	Power of Attorney (included on signature page hereto).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Sky-mobi Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus filed (the “Prospectus”) pursuant to Rule 424(b)(4) under the Securities Act on December 10, 2010, dated December 9, 2010;

(b) The Registrant’s Registration Statement of F-6 (File No. 333-170849) filed with the Commission on November 26, 2010;

(c) The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-34988) filed with the Commission on February 1, 2011;

(d) The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-34988) filed with the Commission on February 15, 2011;

(e) The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-34988) filed with the Commission on March 24, 2011;

(f) The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-34988) filed with the Commission on April 27, 2011;

(g) The Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-34988) filed with the Commission on May 11, 2011; and

(h) The description of the Registrant’s common shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34988) filed with the Commission on November 26, 2010, which incorporates by reference the description of the Registrant’s Common Shares and ADSs set forth under “Description of Share Capital” and Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (file no. 333-170707) originally filed with the Commission on November 19, 2010.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Third Amended and Restated Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud, neglect or default.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to our Registration Statement on Form F-1, as amended (Registration No. 333-170707), we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to our Registration Statement on Form F-1, as amended (Registration No. 333-170707), also provides for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Conyers Dill & Pearman.

10.1	Sky-mobi Limited’s 2010 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (file no. 333-170707) filed with the Securities and Exchange Commission).

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, People’s Republic of China, on July 22, 2011.

Sky-mobi Limited

By:	/s/ Michael Tao Song
Name: Michael Tao Song
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Michael Tao Song and Mr. Carl Yeung, with full power to act alone, as his or her true and lawful attorneys-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and as of July 22, 2011.

Signature	Title	Date

Chairman of the Board and Chief
/s/ Michael Tao Song	Executive Officer	July 22, 2011
Name: Michael Tao Song	(principal executive officer)

Chief Financial Officer
/s/ Carl Yeung	(principal financial and	July 22, 2011
Name: Carl Yeung	accounting officer)

/s/ Li Ou	Director	July 22, 2011
Name: Li Ou

/s/ Kui Zhou	Director	July 22, 2011
Name: Kui Zhou

/s/ Wei Zhou	Director	July 22, 2011
Name: Wei Zhou

/s/ Fan Bao	Director	July 22, 2011
Name: Fan Bao

/s/Donald J. Puglisi
Name: Donald J. Puglisi	Authorized U.S. Representative	July 22, 2011
Title: Managing Director
Puglisi & Associates